EXHIBIT 99.(a)(1)(A)

                              COMPANY NOTICE

                               TO HOLDERS OF

                   LIQUID YIELD OPTION(tm) NOTES DUE 2021

                      (ZERO COUPON - SUBORDINATED)

                                ISSUED BY

               LABORATORY CORPORATION OF AMERICA HOLDINGS

               CUSIP Numbers: 50540R AB 8 and 50540R AC 6

     NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of September 11, 2001 (the "Indenture"), between Laboratory Corporation of America Holdings, a Delaware corporation (the Company"), and The Bank of New York, as trustee and paying agent (the "Paying Agent"), and the Liquid Yield Option(TM) Notes due 2021 (Zero Coupon-Subordinated) (the "LYONs") of the Company, that at the option of each holder (the "Holder") of the LYONs, the LYONs will be purchased by the Company for $741.92 in cash per $1,000 principal amount at maturity of the LYONs (the "Purchase Price"), subject to the terms and conditions of the Indenture, the LYONs and this Company Notice and related notice materials, as amended and supplemented from time to time (the "Put Option"). Holders may surrender their LYONs at any time from August 23, 2006 through 5:00 p.m., New York City time, on Thursday, September 21, 2006. This Company Notice is being sent pursuant to the provisions of Section 3.08 of the Indenture and Section 7 of the LYONs. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the LYONs.

     To exercise your option to have the Company purchase the LYONs and receive payment of $741.92 in cash per $1,000 principal amount at maturity of the LYONs, you must validly surrender the LYONs prior to 5:00 p.m., New York City time, on Thursday, September 21, 2006 (the "Expiration Date") and not have withdrawn such surrendered LYONs prior to 5:00 p.m., New York City time, on the Expiration Date. LYONs surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the LYONs hold the LYONs through Depository Trust Company ("DTC") accounts and that there are no certificated LYONs in non-global form. Accordingly, all LYONs surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

                  The Paying Agent is: The Bank of New York

By Regular, Registered or Certified
     Mail or Overnight Courier:                         By Facsimile:

       The Bank of New York                            (212) 298-1915
    Corporate Trust Operations                  Attention: Corporate Trust
       Reorganization Unit                             Administration
   101 Barclay Street, 7 East              Confirm Receipt of Facsimile Only:
       New York, NY 10286                              (212) 815-3738
Attention: Corporate Trust Administration

Copies of this Company Notice may be obtained from the Paying Agent at its addresses set forth above.

The date of this Company Notice is August 23, 2006.

                            TABLE OF CONTENTS
                                                                        Page
                                                                        ----
SUMMARY TERM SHEET .....................................................  1
IMPORTANT INFORMATION CONCERNING THE OPTION ............................  4
1.  Information Concerning the Company .................................  4
2.  Information Concerning the LYONs ...................................  4
    2.1  The Company's Obligation to Purchase the LYONs ................  4
    2.2  Purchase Price ................................................  4
    2.3  Conversion Rights of the LYONs ................................  5
    2.4  Market for the LYONs and the Company's Common Stock ...........  5
    2.5  Redemption ....................................................  6
    2.6  Change in Control .............................................  6
3.  Procedures to Be Followed by Holders Electing to Surrender LYONs
    for Purchase .......................................................  6
    3.1  Method of Delivery ............................................  6
    3.2  Delivery of LYONs .............................................  6
4.  Right of Withdrawal ................................................  6
5.  Payment for Surrendered LYONs ......................................  7
6.  LYONs Acquired .....................................................  7
7.  Plans or Proposals of the Company ..................................  7
8.  Interests of Directors, Executive Officers and Affiliates of the
    Company in the LYONs ...............................................  8
9.  Purchase, Exchange or Redemption of LYONs by the Company and Its
    Affiliates .........................................................  8
10. Material United States Tax Considerations ..........................  9
11. Additional Information ............................................. 11
12. No Solicitations ................................................... 12
13. Definitions ........................................................ 12
14. Conflicts .......................................................... 12

Annex A.  BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

   No person has been authorized to give any information or to make any representations other than those contained in this Put Option and, if given or made, such information or representations must not be relied upon as having been authorized. This Company Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Notice shall not under any circumstances create any implication that the information contained herein or in the related notice materials is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder's LYONs. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your LYONs for purchase and, if so, the amount of LYONs to surrender.

                                    -i-

                             SUMMARY TERM SHEET

     The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Notice and other offering materials because the information in this summary is not complete and those documents contain additional important information. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my LYONs?

    Laboratory Corporation of America Holdings, a Delaware corporation (the "Company"), is offering to purchase your validly surrendered Liquid Yield Option(TM) Notes due 2021 (Zero Coupon-Subordinated) (the "LYONs"). (Page 4)

What LYONs are you seeking to purchase?

    We are offering to purchase all of the LYONs validly surrendered, at the option of the holder thereof (the "Holder"). As of August 23, 2006, there was $744,000,000 aggregate principal amount at maturity of LYONs outstanding. The LYONs were issued under an Indenture, dated as of September 11, 2001 (as supplemented, the "Indenture"), between the Company and The Bank of New York, as trustee and paying agent (the "Paying Agent"). (Page 4)

How much are you offering to pay and what is the form of payment?

    Pursuant to the terms of the Indenture and the LYONs, we will pay, in cash, a purchase price of $741.92 in cash per $1,000 principal amount at maturity of LYONs validly surrendered for purchase on the date of purchase and not previously withdrawn (the "Purchase Price"). (Pages 2-3)

How can I determine the market value of the LYONs?

    There is no established reporting system or market for trading in the LYONs. To the extent that the LYONs are traded, prices of the LYONs may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's operating results, the trading price of the Company's common stock, $0.10 par value per share (the "Common Stock"), and the market for similar securities. To the extent available, Holders are urged to obtain the best information available as to potential current market prices of the LYONs prior to making any decision with respect to the Put Option. The Common Stock of the Company into which the LYONs are convertible is listed on the New York Stock Exchange ("NYSE") under the symbol "LH." On August 22, 2006, the last reported sales price of the Common Stock on the NYSE was $68.84 per share. (Pages 5-6)

Why are you making the offer?

    We are required to make the offer pursuant to the terms of the LYONs and the Indenture. (Page 4)

What does the board of directors of the Company think of the Put Option?

    The board of directors of the Company has not made any recommendation as to whether you should surrender your LYONs for purchase in the Put Option. You must make your own decision whether to surrender your LYONs for purchase in the Put Option and, if so, the amount of LYONs to surrender. (Page 15)

When does the Put Option expire?

    The Put Option expires at 5:00 p.m., New York City time, on Thursday, September 21, 2006 (the "Expiration Date"). To exercise your option to have the Company purchase the LYONs and receive payment of the Purchase Price, you must validly surrender the LYONs prior to 5:00 p.m., New York City time, on the
                                    -1-

Expiration Date. We will not extend the period Holders have to accept the Put Option unless required to do so by the Federal securities laws. (Page 4)

What are the conditions to the purchase by the Company of the LYONs?

    The purchase by us of validly surrendered LYONs is not subject to any conditions other than such purchase being lawful. (Page 4)

How do I surrender my LYONs?

    To surrender your LYONs for purchase pursuant to the Put Option, you must surrender the LYONs through the transmittal procedures of the Depository Trust Company ("DTC") no later than 5:00 p.m., New York City time, on the Expiration Date. (Page 6)

- Holders whose LYONs are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder's LYONs and instruct such nominee to surrender the LYONs on the Holder's behalf through the transmittal procedures of DTC.

- Holders who are DTC participants should surrender their LYONs electronically through DTC's book-entry system, subject to the terms and procedures of that system on or before 5:00 p.m., New York City time, on the Expiration Date.

If I surrender my LYONs, when will I receive payment for them?

     We will accept for payment all validly surrendered LYONs promptly upon expiration of the Put Option. We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on September 22, 2006, the appropriate amount of cash required to pay the Purchase Price for the surrendered LYONs, and the Paying Agent will promptly distribute the cash to the Holders. (Page 7)

Until what time can I withdraw previously surrendered LYONs?

      You can withdraw LYONs previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on the Expiration Date. (Pages 6-7)

How do I withdraw previously surrendered LYONs?

     To withdraw previously surrendered LYONs, you must comply with the withdrawal procedures of the DTC prior to 5:00 p.m., New York City time, on the Expiration Date. (Pages 6-7)

Do I need to do anything if I do not wish to surrender my LYONs for purchase?

     No. If you do not surrender your LYONs prior to the expiration of the Put Option, we will not purchase your LYONs and such LYONs will remain outstanding subject to their existing terms. (Page 6)

If I choose to surrender my LYONs for purchase, do I have to surrender all of my LYONs?

     No. You may surrender all of your LYONs, a portion of your LYONs or none of your LYONs for purchase. If you wish to surrender a portion of your LYONs, however, you must surrender your LYONs in a principal amount at maturity of $1,000 or an integral multiple thereof. (Pages 4-5)

If I do not surrender my LYONs for purchase, will I continue to be able to exercise my conversion rights?

     Yes. If you do not surrender your LYONs prior to the expiration of the Put Option, we will not purchase your LYONs and your conversion rights will not be affected. (Page 5)

                                        -2-

If I am a U.S. resident for U.S. federal income tax purposes, will I have to pay taxes if I surrender my LYONs for purchase in the Put Option?

     The receipt of cash in exchange for LYONs pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. (Pages 8-11)

Who is the Paying Agent?

     The Bank of New York, the trustee for the LYONs, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Company Notice.

Whom can I talk to if I have questions about the Put Option?

     Questions and requests for assistance in connection with the surrender of LYONs for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the front cover page of this Company Notice.

                                    -3-


               IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1. Information Concerning the Company. Laboratory Corporation of America Holdings, a Delaware corporation (the "Company"), is offering to purchase the Liquid Yield Option(TM) Notes due 2021 (Zero Coupon-Subordinated) (the "LYONs"). The LYONs are convertible into the Common Stock, $0.10 par value per share (the "Common Stock"), of the Company, subject to the terms, conditions and adjustments specified in the Indenture and the LYONs.

     The Company and its subsidiaries, headquartered in Burlington, North Carolina, is the second largest independent clinical laboratory company in the United States based on 2004 net revenues. Since its founding in 1971, the Company has grown into a national network of 32 primary laboratories and over 1,300 service sites, consisting of branches, patient service centers and STAT laboratories, which are laboratories that have the ability to perform certain routine tests quickly and report the results to the physician immediately. Through its national network of laboratories, the Company offers a broad range of clinical laboratory tests that are used by the medical profession in routine testing, patient diagnosis, and in the monitoring and treatment of disease. In addition, the Company has developed specialty and niche businesses based on certain types of specialized testing capabilities and client requirements, such as oncology testing, HIV genotyping and phenotyping, diagnostic genetics and clinical research trials.

     The Company maintains its registered and principal executive offices at 358 South Main Street, Burlington, North Carolina 27215. The telephone number there is (336) 229-1127.

2. Information Concerning the LYONs. The LYONs were issued under an Indenture, dated as of September 11, 2001 (the "Indenture"), between the Company and The Bank of New York, as trustee and paying agent (the "Paying Agent"). The LYONs mature on September 11, 2021.

     2.1. The Company's Obligation to Purchase the LYONs. Pursuant to the terms of the LYONs and the Indenture, the Company is obligated to purchase on September 11, 2006 all LYONs validly surrendered for purchase and not previously withdrawn, at the Holder's option.

           This Put Option will expire at 5:00 p.m., New York City time, on Thursday, September 21, 2006 (the "Expiration Date"), which is 20 business days after the date of this Company Notice. The Company will purchase all LYONs validly surrendered for purchase and not withdrawn, at the Holder's option. To exercise your option to have the Company purchase the LYONs and receive payment of the Purchase Price, you must validly surrender the LYONs prior to 5:00 p.m., New York City time, on the Expiration Date. We will not extend the period Holders have to accept the Put Option unless required to do so by the Federal securities laws. The purchase by the Company of validly surrendered LYONs is not subject to any conditions other than such purchase being lawful.

     2.2. Purchase Price. Pursuant to the LYONs, the purchase price to be paid by the Company for the LYONs on the Expiration Date is $741.92 per $1,000 principal amount at maturity of LYONs (the "Purchase Price"). The Purchase Price will be paid in cash with respect to any and all LYONs validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. LYONs surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof. The Original Issue Discount (as defined in the LYONs) will cease to accrue on September 11, 2006 on LYONs validly surrendered for purchase and not withdrawn unless the Company defaults in making payment on these LYONs.

           The Purchase Price is based solely on the requirements of the Indenture and the LYONs and bears no relationship to the market price of the LYONs or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the LYONs on the Expiration Date. Holders of LYONs are urged to obtain the best information available as to potential current market prices of the LYONs, to the extent available, and the Common Stock before making a decision whether to surrender their LYONs for purchase.
                                    -4-

           None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering LYONs for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her LYONs for purchase and, if so, the principal amount of LYONs to surrender based on such Holder's assessment of current market value of the LYONs and the Common Stock and other relevant factors.

     2.3. Conversion Rights of the LYONs. Each LYON is currently convertible into 13.4108 shares of Common Stock, subject to adjustment under certain circumstances specified in the Indenture. The Paying Agent is currently acting as conversion agent for the LYONs.

           Holders that do not surrender their LYONs for purchase pursuant to the Put Option will maintain the right to convert their LYONs into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the LYONs. Any LYONs surrendered may be converted in accordance with the terms of the Indenture and the LYONs only if the surrender of LYONs has been validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 below.

     2.4. Market for the LYONs and the Company's Common Stock. There is no established reporting system or trading market for trading in the LYONs. However, we believe the LYONs currently are traded over the counter. We have been advised that there is no practical way to determine the trading history of the LYONs. We believe that trading in the LYONs has been limited and sporadic. To the extent that the LYONs are traded, prices of the LYONs may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's operating results, the market price of the Common Stock and the market for similar LYONs. Following the consummation of the Put Option, we expect that LYONs not purchased in the Put Option will continue to be traded over the counter. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of LYONs pursuant to the Put Option will reduce the float and, if a substantial amount of LYONs is purchased, would likely negatively affect the liquidity and could also affect the market value and price volatility of the LYONs that remain outstanding following the Put Option. We cannot assure you that a market will exist for the LYONs following the Put Option. The extent of the public market for the LYONs following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount of the LYONs at such time, the number of holders of LYONs remaining at that time and the interest on the part of securities firms in maintaining a market in the LYONs. The LYONs are held through The Depository Trust Company ("DTC"). As of August 23, 2006, there was $744,000,000 aggregate principal amount at maturity of LYONs outstanding and DTC was the sole record holder of the LYONs.

     The Common Stock into which the LYONs are convertible is listed on the New York Stock Exchange ("NYSE") under the symbol "LH." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Stock as reported on the NYSE.

                                                         High       Low
                                                         ----       ---
Year Ending on December 31, 2006
   3rd Quarter (through August 22, 2006) .............  $69.17     $61.59
   2nd Quarter .......................................   62.98      56.22
   1st Quarter .......................................   61.055     52.58
Year Ending on December 31, 2005
   4th Quarter .......................................  $55.00     $47.22
   3rd Quarter .......................................   51.97      46.58
   2nd Quarter .......................................   51.25      46.83
   1st Quarter .......................................   50.67      44.632
Year Ending on December 31, 2004
   4th Quarter .......................................  $50.03     $40.80
   3rd Quarter .......................................   44.10      36.70
   2nd Quarter .......................................   42.75      38.02
   1st Quarter .......................................   44.20      36.90

     On August 22, 2006, the last reported sales price of the Common Stock on the NYSE was $68.84 per share. As of July 26, 2006, there were 125,234,485 shares of Common Stock outstanding. We urge you to obtain current market information for the LYONs, to the extent available, and the Common Stock before making any decision to surrender your LYONs pursuant to the Put Option.

     2.5. Redemption. Beginning September 11, 2006, the LYONs are redeemable for cash at any time at the option of the Company, in whole or in part, at a redemption price equal to the Issue Price (as defined in the Indenture) plus accrued Original Issue Discount (as defined in the Indenture) and Contingent Additional Interest (as defined in the Indenture), if applicable.

     2.6. Change in Control. A Holder may require the Company to redeem for cash his or her LYONs if there is a Change in Control (as defined in the Indenture) prior to September 11, 2006 at a redemption price equal to the Issue Price (as defined in the Indenture) plus accrued Original Issue Discount (as defined in the Indenture) and Contingent Additional Interest
(as defined in the Indenture), if applicable.

3. Procedures to Be Followed by Holders Electing to Surrender LYONs for Purchase. Holders will not be entitled to receive the Purchase Price for their LYONs unless they validly surrender and do not withdraw the LYONs prior to 5:00 p.m., New York City time, on the Expiration Date. Only registered Holders are authorized to surrender their LYONs for purchase. Holders may surrender some or all of their LYONs.

     If Holders do not validly surrender their LYONs on or before 5:00 p.m., New York City time, on the Expiration Date, their LYONs will remain outstanding subject to their existing terms.

     3.1. Method of Delivery. The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the LYONs hold the LYONs through DTC accounts and that there are no certificated LYONs in non-global form. Accordingly, all LYONs surrendered for purchase hereunder must be delivered through DTC's Automatic Tenders over the Participant Terminal System ("PTS"). This Company Notice constitutes the Company Notice (as defined in the Indenture) and delivery of LYONs via PTS will satisfy the notice requirements of the Indenture. Delivery of LYONs and all other required documents, including delivery and acceptance through PTS, is at the election and risk of the person surrendering such LYONs.

     3.2.  Delivery of LYONs.

           LYONs Held Through a Custodian. A Holder whose LYONs are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender his or her LYONs and instruct such nominee to surrender the LYONs for purchase on the Holder's behalf.

           LYONs in Global Form. A Holder who is a DTC participant may elect to surrender to the Company his or her beneficial interest in the LYONs by:

           - delivering to the Paying Agent's account at DTC through DTC's book-entry system his or her beneficial interest in the LYONs on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

           - electronically transmitting his or her acceptance through DTC's PTS, subject to the terms and procedures of that system on or prior to 5:00 p.m., New York City time, on the Expiration Date.

4. Right Of Withdrawal. LYONs surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any attempted withdrawals after such time will be ineffective. In order to withdraw LYONs, Holders must comply with the withdrawal procedures of the DTC prior to such time. LYONs withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

     This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through DTC's book-entry system from the tendering DTC participant before 5:00 p.m., New York City time, on the Expiration Date. The withdrawal notice must:

     - specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such LYONs were tendered and such participant's account number at DTC to be credited with the withdrawn LYONs;

     - contain a description of the LYONs to be withdrawn (including the principal amount to be withdrawn); and

     - be submitted through the DTC PTS system by such participant under the same name as the participant's name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the LYONs.

     We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.
5. Payment for Surrendered LYONs. We will promptly forward to the Paying Agent, prior to 10:00 a.m., New York City time, on Friday, September 22, 2006 the appropriate amount of cash required to pay the Purchase Price for the surrendered LYONs, and the Paying Agent will promptly thereafter distribute the cash to each Holder that has validly delivered its LYONs and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Expiration Date.

     In the event any LYONs are surrendered and accepted for payment, we intend to use available cash to purchase the LYONs.

6. LYONs Acquired. Any LYONs purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7. Plans or Proposals of the Company. Except as publicly disclosed prior to the date hereof, the Company does not currently have any plans that would be material to a Holder's decision to surrender LYONs for purchase in the Put Option, which relate to or which would result in:

     - any extraordinary transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries;

     - any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

     - any material change in the present dividend rate or policy or indebtedness or capitalization of the Company;

     - any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

     - any other material change in the corporate structure or business of the Company;

     - any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

     - any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

     - the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

     - the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

     - any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.
8. Interests of Directors, Executive Officers and Affiliates of the Company in the LYONs. Except as otherwise disclosed below, to the knowledge of the Company:

     - none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the LYONs;

     -     the Company will not purchase any LYONs from such persons; and

     - during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the LYONs.

     A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

     Certain directors and executive officers of the Company and its affiliates are parties to ordinary course equity incentive plans and arrangements involving the Common Stock of the Company, as disclosed by the Company prior to the date hereof. Except as described in the previous sentence, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of the securities of the Company, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

9. Purchase, Exchange or Redemption of LYONs by the Company and Its Affiliates. The Company and its affiliates may, subject to restrictions under applicable United States federal securities laws, purchase LYONs in the open market, in private transactions, through a subsequent tender or exchange offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. In particular, the Company may, subject to restrictions under applicable United States federal securities laws, determine to offer to exchange LYONs for a new class of debt securities with terms that differ from the LYONs and/or call the LYONs for redemption. Beginning on September 11, 2006, the LYONs are redeemable for cash at any time at the option of the Company, in whole or in part, at redemption prices equal to the sum of the Issue Price (as defined in the Indenture) plus Accrued Original Issue Discount (as defined in the Indenture) and Contingent Additional Principal (as defined in the Indenture), if any, on such LYONs as of the applicable redemption date. Holders who tender their LYONs in the Put Option and do not withdraw such LYONs prior to the Expiration Date would not be able to participate in any such purchase, exchange or redemption with respect to such LYONs. Any decision to purchase, exchange or redeem the LYONs will depend upon many factors, including the market price of the LYONs, the amount of LYONs surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

10.  Material United States Tax Considerations.

     The following discussion summarizes certain United States federal income tax considerations that may be relevant to you if you exercise the Put Option. This summary is based on the Internal Revenue Code of 1986, as amended, and the regulations, rulings and decisions thereunder, all of which are subject to change, possibly with retroactive effect.

     This summary does not describe all of the tax considerations that may be relevant to you. All Holders are strongly encouraged to consult with their own tax advisor about the United States federal, state, local and other tax consequences of exercising the Put Option.

     U.S. Holders

     This discussion deals only with U.S. holders who hold the LYONs as capital assets, and does not apply if you are a member of a class of holders subject to special rules, such as:

     -     a dealer in securities or currencies;

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

     -     a bank;

     -     a life insurance company;

     -     a tax-exempt organization;

     - a person that owns LYONs that are a hedge or that are hedged against interest rate risks;

     - a person that owns LYONs as part of a straddle or conversion transaction for tax purposes; or

     - a United States person whose functional currency for tax purposes is not the U.S. dollar.

     You will be a U.S. Holder if you are a beneficial owner of the LYONs for U.S. federal income tax purposes and you are:

     -     a citizen or resident of the United States;

     -     a domestic corporation;

     - an estate whose income is subject to United States federal income taxation regardless of its source; or

     - a trust if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

     If you are not a U.S. Holder, this discussion does not apply to you.

     Generally, your exercise of the Put Option will result in taxable gain or loss to you equal to the difference between (i) the amount of cash received, and (ii) your adjusted tax basis in the LYONs surrendered. Because you agreed when you purchased your LYONs to treat the LYONs as subject to the special rules regarding contingent payment debt instruments, your adjusted tax basis in the LYONs will generally be equal to your original purchase price for the LYONs, increased by any interest income previously accrued by you, decreased by the amount of any projected payments previously made on the LYONs to you, and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchased your LYONs at a price other than the adjusted issue price determined for tax purposes. This gain will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if you held your LYONs for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

     The contingent payment debt instrument regulations are complex. You should consult your tax advisor regarding the accrual of interest, any positive and negative adjustments, and the calculation of adjusted tax basis with respect to your LYONs.

     Non-U.S. Holders

     This discussion describes the tax consequences to a non-U.S. holder. You are a non-U.S. holder if you are the beneficial owner of LYONs and are, for United States federal income tax purposes:

     -     a nonresident alien individual;

     -     a foreign corporation;

     -     a foreign partnership; or

     - an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the LYONs.

     If you are a U.S. holder, this section does not apply to you.

     If you are a non-U.S. holder, we and other U.S. payors generally will not be required to deduct United States withholding tax from cash received upon exercising the Put Option if:

     (1) you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

     (2) you are not a controlled foreign corporation that is related to us through stock ownership; and

     (3) the U.S. payor does not have actual knowledge or reason to know that you are a United States person; and:

           (a) you have furnished to the U.S. payor an IRS Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person;

           (b) in the case of payments made outside the United States to you at an offshore account (generally, an account maintained by you at a bank or other financial institution at any location outside the United States), you have furnished to the U.S. payor documentation that establishes your identity and your status as a non-United States person;

           (c) the U.S. payor has received a withholding certificate (furnished on an appropriate IRS Form W-8 or an acceptable substitute form) from a person claiming to be:

                (i) a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the IRS to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

                (ii) a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the IRS); or

                (iii)a U.S. branch of a non-United States bank or of a non-United States insurance company, and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations (or, in the case of a qualified intermediary, in accordance with its agreement with the
IRS);

           (d) the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business:

                (i) certifying to the U.S. payor under penalties of perjury that an IRS Form W-8BEN or an acceptable substitute form has been received from you by it or by a similar financial institution between it and you; and

                (ii) to which is attached a copy of the IRS Form W-8BEN or an acceptable substitute form; or

           (e) the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations.

     Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to payments made within the United States to non-corporate U.S. holders if you exercise the Put Option. Backup withholding will apply to those payments if such a U.S. holder fails to provide an accurate taxpayer identification number (TIN) or fails to certify that it is not subject to backup withholding or has been notified by the Internal Revenue Service that it has failed to report all interest and dividend payments shown on its federal income tax return. In general, if you are a non-U.S. holder, payments made by us and other payors to you upon an exercise of the Put Option will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "-Non-U.S. Holders" are satisfied or you otherwise establish an exemption.

11. Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov.

     The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option.
The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

     The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

     - The Company's Annual Report on Form 10-K for the year ended December 31, 2005;

     - The Company's Quarterly Reports on Form 10-Q for the period ended March 31, 2006 and for the period ended June 30, 2006, respectively;

     -     The Company's Current Reports on Form 8-K dated March 1 and July
           21, 2006;

     - All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 5:00 p.m., New York City time, on the Expiration Date; and

     - The description of the Common Stock, filed in the Company's Registration Statement on Form S-3 filed on July 1, 1994, as amended by Amendment No. 1 thereof dated April 27, 1995, under the Securities Exchange Act of 1934, and the description of the related stock purchase rights in the Registration Statement filed on Form 8-A filed on December 21, 2001, including amendments thereto, and any report filed for the purpose of updating such descriptions.

     In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

12. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the LYONs.

14. Conflicts. In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the LYONs or any applicable laws on the other hand, the terms of the Indenture or the LYONs or applicable laws, as the case may be, will control.

     None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering LYONs for purchase pursuant to this Company Notice. Each Holder must make his or her own decision whether to surrender his or her LYONs for purchase and, if so, the principal amount of LYONs to surrender based on their own assessment of current market value and other relevant factors.

LABORATORY CORPORATION OF AMERICA HOLDINGS

August 23, 2006

                                   ANNEX A

                 BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the names of each of the members of the Company's board of directors and each of the Company's executive officers.

Directors

    Name                                       Title
    ----                                       -----
Thomas P. MacMahon .........................  Chairman
Kerri B. Anderson  .........................  Director
Jean-Luc Belingard  ........................  Director
Wendy E. Lane ..............................  Director
Robert E. Mittelstaedt, Jr. ................  Director
Arthur H. Rubenstein, MBBCh ................  Director
Andrew G. Wallace, M.D. ....................  Director
M. Keith Weikel, Ph.D. .....................  Director

Executive Officers

    Name                                       Title
    ----                                       -----
Thomas P. MacMahon .........................  Chairman of the Board,
                                                 President and Chief
                                                 Executive Officer
William B. Haas ............................  Executive Vice President,
                                                 Esoteric Business
William B. Hayes ...........................  Executive Vice President, Chief
                                                 Financial Officer and
                                                 Treasurer
David P. King ..............................  Executive Vice President and
                                                 Chief Operating Officer
Myla P. Lai-Goldman, M.D. ..................  Executive Vice President, Chief
                                                 Scientific Officer and
                                                 Medical Director
Benjamin R. Miller .......................... Executive Vice President, Sales,
                                                 Marketing and Managed Care
Richard L. Novak ............................ Executive Vice President of
                                                 Strategic Planning and
                                                 Corporate Development
Bradford T. Smith ........................... Executive Vice President of
                                                 Corporate Affairs, Chief
                                                 Legal Officer and Secretary

The business address of each person set forth above is c/o Laboratory Corporation of America Holdings, 358 south Main Street, Burlington, North Carolina 27515. The telephone number there is (336) 229-1127.





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